As filed with the Securities and Exchange Commission on June 6, 2011

Registration No. 333-173154

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Insys Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	51-0327886
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10220 South 51st Street, Suite 2

Phoenix, AZ 85044-5231

(602) 910-2617

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael L. Babich

President and Chief Executive Officer

Insys Therapeutics, Inc.

10220 South 51st Street, Suite 2

Phoenix, AZ 85044-5231

(602) 910-2617

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Matthew T. Browne, Esq. Charles S. Kim, Esq. Sean M. Clayton, Esq. Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 (858) 550-6000	Cheston J. Larson, Esq. Divakar Gupta, Esq. Matthew T. Bush, Esq. Latham & Watkins LLP 12636 High Bluff Drive, Suite 400 San Diego, CA 92130 (858) 523-5400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $0.0002145 par value per share	$55,000,000	$6,386(2)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act. Includes the offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Insys Therapeutics, Inc. has prepared this Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-173154) for the purpose of filing Exhibits 10.13, 10.14 and 10.15 to the Registration Statement and updating Item 16 of the Registration Statement and the Exhibit Index accordingly. This Amendment No. 2 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq Global Market filing fee.

Amount paid or to be paid
SEC registration fee		$6,386
FINRA filing fee		6,000
Nasdaq Global Market filing fee		125,000
Blue sky qualification fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

Our amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective upon the closing of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of Insys or any of its affiliated enterprises. Under these agreements, we are not required to provided indemnification for certain matters, including:

•	indemnification beyond that permitted by the Delaware General Corporation Law;

•	indemnification for any proceeding with respect to the unlawful payment of remuneration to the director or officer;

•	indemnification for certain proceedings involving a final judgment that the director or officer is required to disgorge profits from the purchase or sale of our stock

•

indemnification for proceedings involving a final judgment that the director’s or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct or a breach of his or her duty of loyalty, but only to the extent of such specific determination;

•

indemnification for proceedings or claims brought by an officer or director against us or any of our directors, officers, employees or agents, except for claims to establish a right of indemnification or proceedings or claims approved by our board of directors or required by law;

•	indemnification for settlements the director or officer enters into without our consent; or

•	indemnification in violation of any undertaking required by the Securities Act or in any registration statement that we file.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Except as otherwise disclosed under the heading “Legal Proceedings” in the Business section of this registration statement, there is at present no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy in place that covers our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

We plan to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement	1.1
Form of Amended and Restated Certificate of Incorporation to become effective upon the closing of this offering	3.2
Form of Amended and Restated Bylaws to become effective upon the closing of this offering	3.4
Form of Indemnity Agreement	10.1

Item 15.	Recent sales of unregistered securities.

The following sets forth information regarding all unregistered securities sold by us since January 1, 2008:

(1)	Between February 12, 2009 and November 8, 2010, we granted stock options to purchase up to an aggregate of 842,500 shares of our common stock to employees, consultants and directors under our 2006 Equity Incentive Plan at exercise prices ranging from $0.29 and $0.415 per share. Except for options to purchase 27,000 shares of our common stock, all of these options have since vested. Of these options, as of March 31, 2011, no options to purchase shares of common stock have been exercised and options to purchase 811,000 shares of common stock remain exercisable.

(2)	In November 2010, we acquired Insys Pharma, Inc. in the Merger. In connection with the Merger, we issued 19,499,989 shares of our common stock and 14,864,607 shares of our convertible preferred stock to the stockholders of Insys Pharma, and also assumed stock options of Insys Pharma, which were converted into stock options to purchase up to an aggregate of 68,922,237 shares of our common stock.

(3)	On January 24, 2011, we and Insys Pharma issued demand notes to The John N. Kapoor Trust dated September 20, 1989 in an aggregate principal amount of $1.5 million.

(4)	On February 11, 2011, we issued a demand note to The John N. Kapoor Trust dated September 20, 1989 in an aggregate principal amount of $2.0 million.

(5)	On March 21, 2011, we issued a demand note to The John N. Kapoor Trust dated September 20, 1989 in an aggregate principal amount of $1.5 million.

(6)	On March 28, 2011, we granted stock options to purchase up to an aggregate of 31,018,442 shares of our common stock to employees, consultants and directors under our 2006 Equity Incentive Plan at an exercise price of $0.08 per share.

(7)	On April 27, 2011, we issued a demand note to The John N. Kapoor Trust dated September 20, 1989 in an aggregate principal amount of $1.0 million.

(8)	On May 27, 2011, we issued a demand note to The John N. Kapoor Trust dated September 20, 1989 in an aggregate principal amount of $1.0 million.

All of the offers, sales and issuances of the securities described in paragraph (1), and the offers and issuances of options to purchase an aggregate of 12,080,866 shares of our common stock described in paragraph (6), were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our 2006 Equity Incentive Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offers, sales, and issuances of the securities described in paragraph (2) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

The offers, sales, and issuances of the securities described in paragraphs (3), (4) and (5) and the offers and issuances of options to purchase an aggregate of 18,937,576 shares of our common stock described in paragraph (6), were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated under Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about us.

Item 16.	Exhibits and financial statement schedules.

(a) Exhibits.

Exhibit number	Description of document

1.1†	Form of Underwriting Agreement.

2.1(1)	Agreement and Plan of Merger Among the Registrant, Insys Therapeutics, Inc. and ITNI Merger Sub Inc. dated October 29, 2010.

3.1(1)	Registrant’s Amended and Restated Certificate of Incorporation, as amended and as currently in effect.

3.2†	Form of the Registrant’s Amended and Restated Certificate of Incorporation to become effective upon the closing of this offering.

3.3(1)	Registrant’s Bylaws, as currently in effect.

3.4†	Form of the Registrant’s Amended and Restated Bylaws to become effective upon the closing of this offering.

3.5(1)	Amended and Restated Certificate of Designations, Preferences and Rights of Convertible Preferred Stock of Insys Therapeutics, Inc.

3.6(1)	Certificate of Amendment of Amended and Restated Certificate of Designations, Preferences and Rights of Convertible Preferred Stock of Insys Therapeutics, Inc.

4.1†	Form of Common Stock Certificate of the Registrant.

5.1†	Opinion of Cooley LLP.

Exhibit number	Description of document

10.1+(1)	Form of Indemnity Agreement by and between the Registrant and its directors and officers.

10.2+(1)	Insys Therapeutics, Inc. 1998 Equity Incentive Plan, as amended.

10.3+(1)	Insys Therapeutics, Inc. 2006 Equity Incentive Plan, as amended.

10.4+(1)	Insys Pharma, Inc. Amended and Restated Equity Incentive Plan.

10.5+†	2011 Equity Incentive Plan and Form of Stock Option Agreement and Form of Stock Option Grant Notice thereunder.

10.6+†	2011 Non-Employee Directors’ Stock Award Plan and Form of Stock Option Agreement and Forms of Stock Option Grant Notice thereunder.

10.7+†	2011 Employee Stock Purchase Plan and Form of Offering Document thereunder.

10.8+(1)	Employment Agreement by and between the Registrant and Michael Babich dated April 29, 2011.

10.9+(1)	Employment Agreement by and between the Registrant and Larry Dillaha dated April 29, 2011.

10.10(1)	Lease dated as of March 12, 2007 between the Insys Pharma, Inc. and First Industrial, L.P. as predecessor in interest to Kachina Investments, LLC.

10.11(1)	Lease Agreement dated as of December 20, 2007, as amended, between the Registrant and Chicago Title Land Trust Company, as successor trustee to LaSalle Bank National Association, as successor trustee to American National Bank and Trust Company of Chicago, as Trustee under Trust Agreement dated March 16, 1987 and known as Trust No. 10207306.

10.12*(1)	Softgel Commercial Manufacturing and Packaging Agreement dated as of March 21, 2011 between the Registrant and Catalent Pharma Solutions, LLC.

10.13*	Supply and Distribution Agreement dated as of May 20, 2011 by and between the Registrant and Mylan Pharmaceuticals Inc.

10.14*	Manufacturing Agreement dated as of May 24, 2011 by and between the Registrant and DPT Lakewood, LLC.

10.15*	Supply Agreement dated as of March 7, 2011 by and between the Registrant and AptarGroup, Inc.

21.1(1)	Subsidiaries of the Registrant.

23.1(1)	Consent of BDO USA, LLP Independent Registered Public Accounting Firm

23.2†	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1(1)	Power of Attorney.

†	To be filed by amendment.
+	Indicates management contract or compensatory plan.
*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the SEC.
(1)	Previously filed.

(b) Financial statement schedules.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 6th day of June, 2011.

INSYS THERAPEUTICS, INC.

By:	/s/ MICHAEL L. BABICH
Michael L. Babich
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MICHAEL L. BABICH Michael L. Babich	President, Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	June 6, 2011

/S/ MARTIN MCCARTHY Martin McCarthy	Chief Financial Officer (Principal Financial and Accounting Officer)	June 6, 2011

/S/ JOHN N. KAPOOR* John N. Kapoor, Ph.D.	Executive Chairman of the Board of Directors	June 6, 2011

/S/ PATRICK P. FOURTEAU* Patrick P. Fourteau	Member of the Board of Directors	June 6, 2011

/S/ STEVEN MEYER* Steven Meyer	Member of the Board of Directors	June 6, 2011

/S/ BRIAN TAMBI* Brian Tambi	Member of the Board of Directors	June 6, 2011

/S/ PIERRE LAPALME* Pierre Lapalme	Member of the Board of Directors	June 6, 2011

* Pursuant to Power of Attorney

By:	/S/ MICHAEL L. BABICH Michael L. Babich Attorney-in-Fact

EXHIBIT INDEX

Exhibit number	Description of document

1.1†	Form of Underwriting Agreement.

2.1(1)	Agreement and Plan of Merger Among the Registrant, Insys Therapeutics, Inc. and ITNI Merger Sub Inc. dated October 29, 2010.

3.1(1)	Registrant’s Amended and Restated Certificate of Incorporation, as amended and as currently in effect.

3.2†	Form of the Registrant’s Amended and Restated Certificate of Incorporation to become effective upon the closing of this offering.

3.3(1)	Registrant’s Bylaws, as currently in effect.

3.4†	Form of the Registrant’s Amended and Restated Bylaws to become effective upon the closing of this offering.

3.5(1)	Amended and Restated Certificate of Designations, Preferences and Rights of Convertible Preferred Stock of Insys Therapeutics, Inc.

3.6(1)	Certificate of Amendment of Amended and Restated Certificate of Designations, Preferences and Rights of Convertible Preferred Stock of Insys Therapeutics, Inc.

4.1†	Form of Common Stock Certificate of the Registrant.

5.1†	Opinion of Cooley LLP.

10.1+(1)	Form of Indemnity Agreement by and between the Registrant and its directors and officers.

10.2+(1)	Insys Therapeutics, Inc. 1998 Equity Incentive Plan, as amended.

10.3+(1)	Insys Therapeutics, Inc. 2006 Equity Incentive Plan, as amended.

10.4+(1)	Insys Pharma, Inc. Amended and Restated Equity Incentive Plan.

10.5+†	2011 Equity Incentive Plan and Form of Stock Option Agreement and Form of Stock Option Grant Notice thereunder.

10.6+†	2011 Non-Employee Directors’ Stock Award Plan and Form of Stock Option Agreement and Forms of Stock Option Grant Notice thereunder.

10.7+†	2011 Employee Stock Purchase Plan and Form of Offering Document thereunder.

10.8+(1)	Employment Agreement by and between the Registrant and Michael Babich dated April 29, 2011.

10.9+(1)	Employment Agreement by and between the Registrant and Larry Dillaha dated April 29, 2011.

10.10(1)	Lease dated as of March 12, 2007 between the Insys Pharma, Inc. and First Industrial, L.P. as predecessor in interest to Kachina Investments, LLC.

10.11(1)	Lease Agreement dated as of December 20, 2007, as amended, between the Registrant and Chicago Title Land Trust Company, as successor trustee to LaSalle Bank National Association, as successor trustee to American National Bank and Trust Company of Chicago, as Trustee under Trust Agreement dated March 16, 1987 and known as Trust No. 10207306.

10.12*(1)	Softgel Commercial Manufacturing and Packaging Agreement dated as of March 21, 2011 between the Registrant and Catalent Pharma Solutions, LLC.

Exhibit number	Description of document

10.13*	Supply and Distribution Agreement dated as of May 20, 2011 by and between the Registrant and Mylan Pharmaceuticals Inc.

10.14*	Manufacturing Agreement dated as of May 24, 2011 by and between the Registrant and DPT Lakewood, LLC.

10.15*	Supply Agreement dated as of March 7, 2011 by and between the Registrant and AptarGroup, Inc.

21.1(1)	Subsidiaries of the Registrant.

23.1(1)	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.

23.2†	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1(1)	Power of Attorney.

†	To be filed by amendment.

+	Indicates management contract or compensatory plan.

*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the SEC.

(1)	Previously filed.